EXHIBIT 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholder
ATT HOLDING CO.

We have audited the accompanying balance sheet of ATT Holding Co. (a Delaware corporation) and subsidiaries (the “Company”) as of September 30, 2010, and the related statement of operations, stockholders’ deficit, and cash flows for the period ended September 30, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ATT Holding Co. as of September 30, 2010, and the results of their operations and their cash flows for the period ended September 30, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Cincinnati, Ohio
April 21, 2011

ATT HOLDING CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In Thousands, Except Shares and Per Share Amounts)

September 30, 2010
Assets
Current assets:
Cash and cash equivalents	$27,649
Trade receivables, net	52,483
Inventories, net	104,550
Prepaid expenses and other current assets	10,531

Total current assets	195,213
Property, plant and equipment, net	39,704
Intangibles, net	58,670
Goodwill	58,342
Other noncurrent assets	3,951

Total assets	$355,880

Liabilities and stockholder’s deficit
Current liabilities:
Trade payables	$18,378
Accrued interest payable	5,118
Accrued expenses and other current liabilities	40,205
Revolving loan	11,000
Current portion of long-term debt and capital lease obligations	197

Total current liabilities	74,898
Deferred income taxes	14,535
Long-term debt	300,153
Accrued retirement benefits	59,579
Other liabilities	13,153

Total liabilities	462,318
Commitments and contingencies
Stockholder’s deficit:
Preferred stock—Series A, $.0001 per share par value; 100,000 shares authorized; 62,495 shares issued and outstanding as of September 30, 2010 (Liquidation preference of $62,495)	—
Common stock—Class A, $.0001 per share par value; 1,600,000 shares authorized; 726,556 shares issued and outstanding as of September 30, 2010	—
Common stock—Class B, $.0001 per share par value; 300,000 shares authorized; 267,448 shares issued and outstanding as of September 30, 2010	—
Additional paid-in capital	111,176
Predecessor basis adjustment	(13,539)
Accumulated deficit	(155,797)
Accumulated other comprehensive loss	(48,278)

Total stockholder’s deficit	(106,438)

Total liabilities and stockholder’s deficit	$355,880

The accompanying notes to the consolidated financial statements are an integral part of this statement.

ATT HOLDING CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands)

Period ended September 30, 2010
Net sales	$427,917
Cost of goods sold	289,957

Gross profit	137,960
Selling, general and administrative expenses	91,884
Gain on disposal of fixed assets	(11)
Amortization of intangible assets	1,369
Impairment charges	102

Operating income	44,616
Interest expense	26,592
Other expense	662

Income before income taxes	17,362
Income tax expense	5,887

Net income	$11,475

The accompanying notes to the consolidated financial statements are an integral part of this statement.

ATT HOLDING CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER’S DEFICIT
(In Thousands, Except Shares)

	(a) Series A Preferred Stock	(a) Class A Common Stock	(a) Class B Common Stock	Additional Paid-in Capital	Predecessor Basis Adjustment	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholder’s Deficit
	Shares	Shares	Shares
Balance at October 3, 2009	62,495	726,556	267,448	$111,168	$(13,539)	$(167,272)	$(41,931)	$(111,574)
Net income	—	—	—	—	—	11,475	—	11,475
Other comprehensive income (loss):
Foreign currency translation adjustment	—	—	—	—	—	—	3,512	3,512
Minimum pension liability, net of tax	—	—	—	—	—	—	(8,739)	(8,739)
Change in fair value of interest rate swaps, net of tax	—	—	—	—	—	—	(1,120)	(1,120)

Comprehensive income	—	—	—	—	—	—	—	5,128

Other	—	—	—	8	—	—	—	8

Balance at September 30, 2010	62,495	726,556	267,448	$111,176	$(13,539)	$(155,797)	$(48,278)	$(106,438)

(a)	Par value per share as of September 30, 2010 is $0.0001.

The accompanying notes to the consolidated financial statements are an integral part of this statement.

ATT HOLDING CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(In Thousands)

Period ended September 30, 2010
Cash Flows from Operating Activities
Net income	$11,475
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	13,020
Amortization of intangible assets	1,369
Amortization of loan fees	2,182
Provision for bad debts	17
Provision for deferred taxes	1,455
Gain on disposal of property, plant and equipment	(11)
Amortization of bond discount	107
Foreign currency losses	144
Impairment charges other	300
Impairment charges related to acquisition of business	(198)
Changes in assets and liabilities:
Trade receivables	(6,839)
Inventories	(9,483)
Prepaid expenses and other assets	(4,166)
Trade payables	(179)
Accrued expenses and other liabilities	9,876

Net cash provided by operating activities	19,069
Cash Flows from Investing Activities
Acquisition of business	(12,735)
Cash paid for property, plant and equipment	(7,135)
Proceeds from the sale of property, plant and equipment	333

Net cash used in investing activities	(19,537)
Cash Flows from Financing Activities
Repayments of long-term debt	(479)
Borrowings on revolver	118,620
Repayments of revolver	(125,120)
Principal payments under capital lease obligations	(89)

Net cash used in financing activities	(7,068)
Effect of exchange rate changes on cash	1,576

Decrease in cash and cash equivalents	(5,960)
Cash and cash equivalents at beginning of period	33,609

Cash and cash equivalents at end of period	$27,649

Supplemental Cash Flow Information
Cash paid for interest	$24,769

Cash paid for income taxes	$2,525

Property, plant and equipment in trade accounts payable at end of period	$379

Equipment acquired under capital lease obligations	$531

The accompanying notes to the consolidated financial statements are an integral part of this statement.

ATT HOLDING CO. AND SUBSIDIARIES
NOTES TO CONSOLIDATED STATEMENTS

1. Formation and Description of Business

ATT Holding Co. and its subsidiaries (the “Company”) is a global provider of non-powered landscaping products that make work easier for homeowners and professionals. Products are sold primarily in the U.S. and Canada through (1) retail centers, including home centers and mass merchandisers, (2) wholesale chains, including hardware stores and garden centers and (3) industrial distributors. The Company offers the following 8 distinct product lines: long handle tools, wheelbarrows, planters, garden hoses and hose reels, snow tools, striking tools, pruning tools, and Hound Dog specialty tools.

The Company’s fiscal year ends on the Saturday nearest to September 30 except for the fiscal year ended September 30, 2010. Due to the acquisition of the Company by Griffon Corporation (“Griffon”), fiscal 2010 ended on the same date the acquisition was completed, September 30, 2010. These financial statements represent the historical period immediately prior to the moment the acquisition was completed, and as such do not reflect any of the subsequent purchase accounting. See Note 17 for further information.

Prior to the acquisition, the Company was owned 87% by Castle Harlan, a New York based private-equity investment firm and 13% by current and prior management through their stakes in the Company’s parent CHATT Holdings Inc.

2. Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenue and expenses during the reporting period. These estimates may be adjusted due to changes in economic, industry or customer financial conditions, as well as, changes in technology or demand. Significant estimates include allowances for doubtful accounts receivable and returns, customer programs and contractual allowances, net realizable values of inventories, valuation of goodwill and intangible assets, pension assumptions, useful lives associated with depreciation and amortization of intangible and fixed assets, sales incentive accruals, product warranty costs, income tax and tax valuation reserves, legal reserves, insurance reserves and accompanying disclosures. Although these estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future, actual results could differ from the estimates.

Principles of Consolidation

The accompanying consolidated financial statements contained herein include the accounts of ATT Holding Co. and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

Cash equivalents represent short-term, highly liquid investments, which have maturities of 90 days or less when purchased. Cash equivalents primarily consist of overnight commercial paper, highly-rated liquid money market funds backed by U.S. Treasury securities and U.S. Agency securities, as well as insured bank deposits. The Company had cash in non-U.S. bank accounts of approximately $11,800 at September 30, 2010. The majority of these amounts are covered by government insurance or backed by government

ATT HOLDING CO. AND SUBSIDIARIES
NOTES TO CONSOLIDATED STATEMENTS—(Continued)

securities. The Company evaluates all institutions and funds that hold its cash and cash equivalents. The carrying amount of cash and cash equivalents approximates fair value.

Accounts Receivable

Accounts receivable is composed principally of trade accounts receivable that arise from the sale of goods on account and is stated at historical cost. Accounts receivable are reported net of an allowance for doubtful accounts, customer program reserves and cash discounts. The allowance for doubtful accounts is based on management’s estimate of the amount of receivables that will actually be collected including consideration of historical levels of write-off. Accounts are considered past due based on how payments are received compared to the customer’s credit terms. Accounts are written off when management determines the account is uncollectible. Finance charges are generally not assessed on past due accounts. Customer program reserves are management’s estimates of amounts due for volume discounts and co-op advertising programs to certain customers. Cash discounts are management’s estimate of the customers’ ability to pay within the billing terms in order to receive the discount. The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral. Historically, credit losses have been within management’s estimates. The provision related to the allowance for doubtful accounts was recorded in selling, general and administrative expenses in the accompanying consolidated statement of operations for the period ended September 30, 2010.

Trade receivables at September 30, 2010 are as follows:

Trade receivables	$64,851
Allowance for doubtful accounts	(372)
Customer programs and contractual allowances	(11,996)

$52,483

The Company’s two largest customers represented approximately 31% and 20% of the net sales for the period ended September 30, 2010. These customers represented 34% and 15% of trade receivables at September 30, 2010. The top ten largest customers represented approximately 73% of net sales for the period ended September 30, 2010.

Inventories

Inventories are stated at the lower of cost, which is determined by the first-in, first-out method, or market. Inventories include the cost of raw materials, labor and manufacturing overhead. The Company makes provisions for obsolete or slow-moving inventories as necessary to properly reflect inventory at the lower of cost or market.

Inventories at September 30, 2010 are as follows:

Finished goods	$69,267
Work in process	12,950
Raw materials	22,333

$104,550

Investments in Joint Ventures

The Company has investments in three cooperative joint ventures in China with certain exclusive marketing rights to sell, outside China, products manufactured by the three separate joint ventures. The Company accounts for its joint venture investments in accordance with the cost method. Joint venture investments are included in other noncurrent

ATT HOLDING CO. AND SUBSIDIARIES
NOTES TO CONSOLIDATED STATEMENTS—(Continued)

assets in the accompanying consolidated balance sheet. The Company’s interests in the joint ventures range between 25% and 35% and the Company does not share in either the profit or loss. The Company has minority representation on the board of directors of each joint venture and does not receive financial information for the joint ventures. The Company purchased finished goods and components from the joint ventures in the amount of $27,512 for the period ended September 30, 2010.

Property, Plant and Equipment

Property, plant and equipment are stated on the basis of cost less accumulated depreciation provided under the straight-line method. Buildings and building improvements are depreciated based on lives of 25 and 10 years, respectively. Land improvements and leasehold improvements are depreciated based on lives of 15 and 20 years (or less, depending on the life of the lease), respectively. Machinery and equipment is depreciated based on lives ranging from 3 to 7 years and furniture and fixtures based on lives ranging from 5 to 7 years. Expenditures for major additions and improvements are capitalized, while minor replacements, maintenance and repairs are charged to expense as incurred. When property is retired or otherwise disposed of, the costs and accumulated depreciation are removed from the accounts. Any resulting gain or loss is recognized currently. Construction in progress is comprised of ongoing development costs associated with upgrades and additions. Depreciation expense, which includes amortization of assets under capital leases, was $13,020 for the period ended September 30, 2010 and was calculated on a straight-line basis over the estimated useful lives of the assets.

For the period ended September 30, 2010 the Company had no recorded amounts for capitalized interest costs included in property, plant and equipment. The original cost of fully-depreciated property, plant and equipment remaining in use at September 30, 2010 was approximately $19,500.

A summary of property, plant and equipment at September 30, 2010 is as follows:

Land and improvements	$1,833
Buildings and improvements	20,565
Machinery and equipment	72,601
Furniture and fixtures	6,211
Computer hardware	3,978
Computer software	9,693
Assets under capital leases	338
Construction in progress	3,240

118,459
Less accumulated depreciation	(78,755)

Net property, plant and equipment	$39,704

Definite—Lived Long-Lived Assets

The Company reviews long-lived assets for impairment, other than goodwill and indefinite-lived intangible assets which are separately tested for impairment, whenever circumstances change that indicate the recorded value of an asset may not be recoverable. If such indicators are present, the Company determines whether the sum of the estimated undiscounted future cash flows attributable to such assets is less than their carrying amount. An impairment loss based on the excess of the carrying amount of the assets over their fair value is recorded if the calculated future cash flows is less than the carrying amount of the

ATT HOLDING CO. AND SUBSIDIARIES
NOTES TO CONSOLIDATED STATEMENTS—(Continued)

assets. For the period ended September 30, 2010, the Company recorded no impairment charges related to fixed assets.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill and intangible assets with indefinite useful lives are not subject to amortization and are tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. The Company performs its annual impairment tests for goodwill and trade names as of the period-end balance sheet date. Goodwill is tested on a geographic reporting unit basis.

The Company uses a two-step impairment approach in testing for goodwill impairment. The first step of testing includes three valuation techniques, publicly traded methodology, transaction methodology and discounted cash flow methodology with weightings of 40%, 20% and 40%, respectively.

Due to the acquisition of the Company by Griffon as discussed in Note 17, the Company did not perform the annual impairment testing for goodwill and indefinite-lived intangible assets as of September 30, 2010. Preliminary valuations performed in connection with the acquirers purchase accounting indicated that the fair value of the assets exceeded their carrying value.

The Company’s indefinite lived intangible assets consist solely of trade names. The relief from royalty method is used to estimate the fair value of the trade names. If the fair value exceeds the carrying value, no impairment is recorded. If the carrying value exceeds the fair value, an impairment charge is recorded for the difference.

During the period ended September 30, 2010, the Company reduced its forecast for Dynamic Design branded sales due to a shift in branding strategies by certain customers whereby the mix of sales was less heavily weighted with Dynamic Design branded product. This led the Company to conclude an interim impairment assessment should be performed. The Company concluded the reduction in forecasted branded sales led to a reduction in Dynamic Design’s trade name fair value. As a result, the Company recorded an impairment charge in the amount of $300 within the U.S. segment. The impairment is included in impairment charges in the accompanying consolidated statement of operations.

Debt Issuance Costs

The Company records deferred financing costs incurred in conjunction with its debt obligations within other noncurrent assets in the accompanying balance sheet. These costs are capitalized then amortized using the effective interest method over the lives of the associated debt to interest expense. Total deferred financing costs, net of accumulated amortization at September 30, 2010 were $2,820.

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities at September 30, 2010 include the following amounts:

Accrued compensation and benefits	$22,194
Deferred tax liability	3,917
Other	14,094

$40,205

ATT HOLDING CO. AND SUBSIDIARIES
NOTES TO CONSOLIDATED STATEMENTS—(Continued)

Income Tax

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred taxes is dependent upon the generation of future taxable income during the periods in which those temporary differences and net operating loss carryforwards become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

The Company recognizes the impact of a tax position in the consolidated financial statements if the position is more likely than not of being sustained under audit based on the technical merits of the position. The Company records interest and penalties on unrecognized tax benefits as income tax expense.

Revenue and Cost Recognition

Revenue is recognized upon shipment of products or delivery of products to the customer depending on the terms of the sale and whether persuasive evidence of an arrangement exists, the selling price is fixed and determinable and collectability is reasonably assured. The Company offers volume discounts and co-op advertising programs and store service support to certain of its customers. Discounts, co-op advertising program costs and store service fees are estimated and accrued for at the time of sale to the customer based on expected annual rates at established volume thresholds. The adequacy of accruals is re-assessed quarterly, monitoring the customer’s progress toward earning any applicable volume rebate. Discounts provided to customers and expenses associated with co-op advertising are recorded as a reduction of sales. Provisions are made for estimated sales returns and allowances, including product warranty costs, at the time of sale. Such amounts, which are included in net sales in the accompanying consolidated statement of operations, totaled $7,619 for the period ended September 30, 2010.

Shipping and Handling Costs

All shipping and handling costs are expensed as incurred. Costs incurred to ship product from the manufacturing facilities and distribution centers to customers are included in costs of goods sold in the accompanying consolidated statement of operations and totaled $9,917 for the period ended September 30, 2010. Costs to ship the product from manufacturing facilities to the main distribution center are included in selling, general and administrative expenses in the accompanying consolidated statement of operations and totaled $3,992 for the period ended September 30, 2010.

Advertising Costs

Advertising costs are expensed as incurred. Such amounts totaled $3,534 for the period ended September 30, 2010 and are included in selling, general and administrative expenses in the accompanying consolidated statement of operations.

ATT HOLDING CO. AND SUBSIDIARIES
NOTES TO CONSOLIDATED STATEMENTS—(Continued)

Research and Development Costs

Research and development costs are expensed as incurred. Such amounts totaled $1,627 for the period ended September 30, 2010 and are included in selling, general and administrative expenses in the accompanying consolidated statement of operations.

Foreign Currency Translation

The financial statements of the Company’s foreign operations are measured using the local currency as the functional currency. Assets and liabilities of foreign subsidiaries are translated at the exchange rates as of the balance sheet date. Resulting translation adjustments are recorded in the currency translation adjustment account, a separate component of accumulated other comprehensive (loss) income. Income and expense items are translated at average monthly exchange rates. Gains and losses from foreign currency transactions are included in other expense in the accompanying consolidated statement of operations.

Accumulated Other Comprehensive Loss

Comprehensive loss is defined as net income and other changes in stockholder’s deficit from transactions and other events from sources other than stockholders. The components of and changes in other comprehensive loss at September 30, 2010 are as follows:

	Beginning Balance	Before-Tax Amount	Tax Benefit (Expense)	Net-of-Tax Amount	Ending Balance
Currency translation adjustment	$11,012	$3,512	$—	$3,512	$14,524
Change in accrued benefit liability	(50,218)	(8,739)	—	(8,739)	(58,957)
Interest rate swaps	(2,725)	(1,120)	—	(1,120)	(3,845)

	$(41,931)	$(6,347)	$—	$(6,347)	$(48,278)

Material Suppliers

During fiscal 2010 one supplier accounted for approximately 10% of the Company’s total raw material purchases.

Pension and Other Postretirement Benefits

The Company uses certain assumptions in the calculation of the actuarial valuation of defined benefit plans. These assumptions include the weighted average discount rate, rates of increase in compensation levels and expected long-term rates of return on assets. The assumptions utilized in recording the Company’s defined benefit plan obligations are believed to be reasonable based on experience and advice from independent actuaries; however, differences in actual experience or changes in assumptions may materially affect the Company’s financial position or results of operations.

The Company recognizes in its consolidated balance sheet an asset for a defined benefit postretirement plan’s overfunded status or a liability for a plan’s underfunded status, measures a defined benefit postretirement plan’s assets and obligations that determine its funded status as of the end of the Company’s fiscal year and recognizes changes in the funded status of a defined benefit postretirement plan in comprehensive income in the year in which the change occurs.

ATT HOLDING CO. AND SUBSIDIARIES
NOTES TO CONSOLIDATED STATEMENTS—(Continued)

Fair Value of Financial Instruments

The Company’s financial instruments include cash and cash equivalents, trade receivables, trade payables, derivatives and debt. Because of short term maturities, the carrying amounts of cash and cash equivalents, trade receivables, trade payables and the Revolving loan approximate fair value.

The Company’s assets and liabilities that are measured at fair value, defined as the exit price or the price that would be received to sell the asset or paid to transfer the liability at the measurement date, on a recurring basis relate to the Company’s derivative contracts which are mainly comprised of interest rate swaps and foreign currency forward contracts. The Company utilizes a present value technique to fair value each derivative contract. The Company calculates the present value of future expected cash flows using a discount rate commensurate with the underlying risk of the debtor. If the derivative represents a liability to the Company, the Company’s incremental borrowing rate was utilized as the discount rate in the present value calculation. If the derivative represents an asset to the Company, the recorded value includes an estimate of a credit risk adjustment for the counterparty. No changes to valuation techniques were made during the period.

As of September 30, 2010, the Company’s interest rate swaps are in a liability position and no foreign currency forward contracts are outstanding. The interest rate swaps were terminated on October 6, 2010. As a result, the Company recorded the liability to equal the termination fee for each interest rate swap as of September 30, 2010.

A fair value hierarchy exists that prioritizes the inputs to valuation techniques used to measure fair value into the following three categories (from highest to lowest priority):

•	Level 1—Inputs that represent quoted prices for identical instruments in active markets.

•

Level 2—Inputs that represent quoted prices for similar instruments in active markets, or quoted prices for identical instruments in non-active markets. Also includes valuation techniques whose inputs are derived principally from observable market data other than quoted prices, such as interest rates or other market-corroborated means.

•	Level 3—Inputs that are largely unobservable, as little or no market data exists for the instrument being valued.

The Company is required to categorize all financial assets and liabilities required to be measured at fair value on a recurring basis into the above three levels. See Note 13 for further information.

Derivative Instruments and Hedging Activities

The Company’s cash flows and earnings are subject to fluctuations resulting from changes in interest rates and foreign currency exchange rates. The Company manages the exposure to these market risks through internally established policies and procedures and, when deemed appropriate, through the use of derivative financial instruments. The Company’s policy does not allow speculation in derivative instruments for profit or execution of derivative instrument contracts for which there are no underlying exposures. Interest rate swaps are entered into to manage interest rate risk associated with the Company’s variable-rate borrowings. Foreign currency forward contracts are entered into to manage exchange rate risk for portions of the Company’s forecasted U.S. dollar purchases by the Canada segment. Accounting guidance requires companies to recognize all derivative instruments as either assets or liabilities at fair value in the balance sheet.

Interest rate swaps were entered into to fix the variable interest rate portion of the Senior Floating Rate Notes. The Company swaps 3-month LIBOR rates for fixed interest rates to limit the exposure of changes in interest payments. The Company has structured all

ATT HOLDING CO. AND SUBSIDIARIES
NOTES TO CONSOLIDATED STATEMENTS—(Continued)

existing interest rate swap agreements to be perfectly effective. The Company designates the interest rate swaps as cash flow hedges. The change in fair values of the interest rate swaps are recorded within accumulated other comprehensive loss, net of deferred taxes. The remaining gain or loss, if any, is recognized currently in earnings. Gains and losses on the interest rate swaps are reclassified from accumulated other comprehensive income into earnings as interest expense on the Senior Floating Rate Notes is accrued. See Note 6 for further information regarding the notional amounts and duration of the interest rate swaps. See Notes 13 and 14 for further information regarding the fair value of the interest rate swaps.

Other than standard cross default provisions if a default occurs across the organization, no credit-risk related-contingent features exist for the Company’s derivatives.

Accruals for Self-Insured Losses

The Company maintains insurance for certain risks, including workers’ compensation, general liability and vehicle liability and is self insured for employee related health care benefits. The Company accrues for the expected costs associated with these risks by considering historical claims experience, demographic factors, severity factors and other relevant information. Costs are recognized in the period the claim is incurred, and the accruals include an actuarially determined estimate of claims incurred but not yet reported. The Company currently self- assumes its workers’ compensation claims up to $150 per occurrence, and general and vehicle liability claims up to $150 per occurrence. Third-party insurance provides primary level coverage in excess of these deductible amounts up to certain specified limits.

Recent Accounting Pronouncements

Adopted

In February 2008, the Financial Accounting Standards Board (“FASB”) issued new accounting guidance that defers the effective date of applying fair value guidance for one year for certain nonfinancial assets and nonfinancial liabilities. The Company adopted the new guidance during the thirteen week period ended January 2, 2010. The new guidance had no material effect on the Company’s condensed consolidated financial statements. See Note 12 for further information.

In December 2007, the FASB issued new accounting guidance that establishes principles and requirements for how an acquirer in a business combination:

•	Recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree;

•	Recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and

•	Determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination.

The Company adopted the new guidance during the thirteen week period ended January 2, 2010. The new guidance became effective with the purchase of West Barrows Mix, Pty Ltd. See Note 3 for further information.

In December 2007, the FASB issued an amendment to existing accounting guidance to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also amends certain consolidation procedures for consistency with the requirements of the new accounting guidance. The Company

ATT HOLDING CO. AND SUBSIDIARIES
NOTES TO CONSOLIDATED STATEMENTS—(Continued)

adopted the amendment during the thirteen week period ended January 2, 2010. The amendment had no material effect on the Company’s condensed consolidated financial statements.

In January 2010, the FASB issued an amendment to existing accounting guidance to require new fair value measurement disclosures related to transfers in and out of Level 1 and 2 in the fair value hierarchy and clarify disclosures related to level of disaggregation, inputs and valuation techniques. The Company adopted the amendment in the thirteen week period ended April 3, 2010. See Note 13 for further information.

In January 2010, the FASB issued an amendment to existing accounting guidance to require a reporting entity to adopt the guidance on employers’ disclosures about postretirement benefit plan assets and categorize the plan assets into the fair value hierarchy. The Company adopted the amendment in the period ended September 30, 2010. See Note 8 for further information.

To Be Adopted

In June 2009, the FASB issued an amendment to existing accounting guidance to require entities to perform an analysis to determine whether its variable interests give it controlling interest in a variable interest entity. In addition, enhanced disclosures are required for any enterprise that holds a variable interest in a variable interest entity. The Company is required to adopt the amendment in the first quarter of fiscal 2011. The Company has not yet assessed the impact of adoption, if any, on its condensed consolidated financial statements.

In January 2010, the FASB issued an amendment to existing accounting guidance to require a reporting entity to present separately information about purchases, sales, issuances and settlements in the reconciliation required for activity in Level 3 fair value measurements. The Company is required to adopt the requirement for the reconciliation for activity in Level 3 fair value measurements in the first quarter of fiscal 2012. The Company has not yet assessed the impact of adoption, if any, on its condensed consolidated financial statements.

3. Purchase Accounting

Acquisition of West Barrows Mix Pty Ltd

On August 9, 2010, the Company acquired West Barrows Mix Pty Ltd (“WBM”), an Australian-based manufacturer and leading supplier of quality products for the hardware industry, pursuant to the Business Sale Agreement (the “Sale Agreement”) between WBM and Ames True Temper Australia Pty Ltd (“ATT Australia”) a wholly-owned subsidiary of the Company. Pursuant to the Sales Agreement, the Company acquired assets including trade receivables, inventory, trade payables and manufacturing assets. The Company also assumed the leases to five manufacturing and distribution facilities. The aggregate cash consideration paid by the Company was $12,735.

The acquisition was accounted for under Accounting Standards Codification 805, Business Combinations. Accordingly, the accounts of WBM, after adjustments to reflect fair market values assigned to assets and liabilities, have been included in the consolidated financial statements from the date of acquisition.

WBM was acquired to expand the Company’s product lines and enhance the business base in Australia. The Company was able to negotiate a beneficial purchase price resulting in the bargain purchase and the Company recognized a gain of $198 in earnings included in impairment charges on the accompanying consolidated statement of operations for the period ended September 30, 2010.

ATT HOLDING CO. AND SUBSIDIARIES
NOTES TO CONSOLIDATED STATEMENTS—(Continued)

The following table summarizes the fair value of the assets acquired and liabilities assumed as of the date of the acquisition and the amounts assigned to goodwill and intangible asset classifications:

Current assets	$6,638
Property, plant and equipment	889
Goodwill	(198)
Intangibles	5,972
Other assets	—

Total assets acquired	$13,301

Total liabilities assumed	(566)

Net assets acquired	$12,735

The amounts assigned to goodwill and major intangible asset classifications are as follows:

Goodwill	$(198)
Trade names	1,838
Customer relationships	4,134

Total assets acquired	$5,774

4. Goodwill and Other Intangibles

Due to the acquisition of the Company by Griffon as discussed in Note 17, the Company did not perform the annual impairment testing for goodwill and the indefinite-lived intangible assets for the period ended September 30, 2010.

The changes in carrying amount of goodwill are as follows:

	United States	Canada	Total
Goodwill at October 3, 2009	$43,605	$13,889	$57,494
Currency translation adjustments	—	848	848

Goodwill at September 30, 2010	$43,605	$14,737	$58,342

The following table reflects the components of intangible assets other than goodwill at September 30, 2010:

	Gross Carrying Amount	Accumulated Amortization
Indefinite lived intangible assets:
Trade names	$49,845	$—
Finite lived intangible assets:
Technology (patents)	1,356	1,189
Customer relationships	16,018	7,360

	17,374	8,549

	$67,219	$8,549

The cost of other acquired intangible assets, including primarily customer relationships, patents and covenants not to compete is amortized on a straight-line basis over the

ATT HOLDING CO. AND SUBSIDIARIES
NOTES TO CONSOLIDATED STATEMENTS—(Continued)

estimated lives of 3 to 19 years. The estimated aggregate amortization expense for each of the succeeding periods is as follows:

Fiscal 2011	$2,202
Fiscal 2012	2,112
Fiscal 2013	1,934
Fiscal 2014	1,433
Fiscal 2015	420
Thereafter	724

$8,825

5. Income Taxes

Income (loss) before income taxes and the related provision for income taxes consist of the following:

Period ended September 30, 2010
Income before provision for income taxes:
Domestic	$7,177
Foreign	10,185

$17,362

Income tax expense:
Current:
Federal	$290
State	612
Foreign	3,530

4,432
Deferred:
Federal	1,038
State	85
Foreign	332

1,455

$5,887

The reported income tax provisions differ from the amount based on United States federal income tax rates as follows:

Period ended September 30, 2010
Statutory federal income tax expense	$5,843
State income tax expense (net of federal benefit)	319
Tax contingencies	308
Nondeductible other	829
Foreign income inclusions	3,281
Foreign income tax differential	(264)
Unremitted earnings	297
Change in valuation allowance	(4,404)
Foreign withholding tax	55
Other, net	(377)

$5,887

ATT HOLDING CO. AND SUBSIDIARIES
NOTES TO CONSOLIDATED STATEMENTS—(Continued)

The following table sets forth the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities:

September 30, 2010
Deferred tax assets:
Accounts receivable	$535
Inventories	2,721
Accrued liabilities and other expenses	5,804
Pension	20,895
Derivative financial instruments	1,450
Other non-current items	4,836
Foreign tax credits	5,038
Foreign capital loss carryover	3,600
Net operating loss carryforwards	6,807

Total deferred tax assets	51,686
Valuation allowance	(37,288)
Deferred tax liabilities:
Other current items	6,429
Plant and equipment, principally due to differences in depreciation	2,207
Intangible assets	13,580
Unremitted foreign earnings	9,712

Total deferred tax liabilities	31,928

Net deferred tax liabilities	$(17,530)

As of September 30, 2010 a net current deferred tax liability of $3,917 is included in accrued expenses and other current liabilities in the accompanying consolidated balance sheet. As of September 30, 2010, a net current deferred tax asset of $922 is included in prepaid expenses and other current assets in the accompanying consolidated balance sheet.

The Company believes it is more likely than not that the benefits of these deductible differences and net operating loss carryforwards, net of existing valuation allowances will be realized at September 30, 2010. As a result of this assessment, the Company decreased the valuation allowance by $796. Of this amount, a decrease of $4,404 was recorded as a tax benefit and an increase of $3,608 was recorded through accumulated other comprehensive loss.

The Company has federal net operating loss carryforwards of approximately $11,028, state net operating loss carryforwards of approximately $32,730, and foreign net operating loss carryforwards of approximately $3,437 the majority of which will expire in 2025 through 2028. The Company also has a foreign capital loss carryforward of $13,702 which does not expire. All loss carryforward deferred tax assets are fully offset by valuation allowances.

Unrecognized Tax Benefit
Balance as of October 3, 2009	$3,750
Settlements	(203)
Increase related to current year tax positions	845

Balance as of September 30, 2010	$4,392

During the period ended September 30, 2010 the Company recorded $156 of income tax expense to reflect additional interest and penalties on unrecognized tax benefits. At

ATT HOLDING CO. AND SUBSIDIARIES
NOTES TO CONSOLIDATED STATEMENTS—(Continued)

September 30, 2010 the Company accrued $486 for interest and penalties on unrecognized tax benefits.

Of the total unrecognized tax benefit amount shown above, $1,116 if reversed would impact the effective rate. The Company does not expect any of the unrecognized tax benefit shown above to be settled during the period beginning on October 1, 2010.

The Company’s U.S. federal tax return is no longer subject to income tax examination for years before 2007; the Canada and Ontario returns are no longer subject to income tax examination for years before 2006 and 2005, respectively. The Company’s various state tax returns for the tax years ended October 1, 2005 through the present are also open to examination.

6. Debt Arrangements

Total indebtedness is as follows:

September 30, 2010
Revolving Loan	$11,000
Senior Floating Rate Notes, net of unamortized discount of $134	149,866
Senior Subordinated Notes	150,000
Capital lease obligations	484

Total debt	311,350
Less:
Short-term Revolving Loan	(11,000)
Current portion of capital lease obligations	(197)

Long-term	$300,153

	Maximum Borrowing Amount	Borrowing Base as of September 30, 2010		Letters of Credit Outstanding as of September 30, 2010	(b) Availability as of September 30, 2010		Interest Rate as of September 30, 2010		Expiration Date
Revolving Loan(a)	$130,000	(a	)	$3,268	(a	)	(a	)	Apr 7, 2011

	Original Principal	(d) Interest Rate	(e) Interest Payments	Maturity Date		(f) Call Option Date
Senior Floating Rate Notes(a)	$150,000	LIBOR + 4%	Jan 15, Apr 15,	Jul 15, Oct 15		Jan 15, 2012		Jan 15, 2007
Senior Subordinated Notes(a)	150,000	10%	Jan 15, Jul 15		Jul 15, 2012		Jul 15, 2008

(a)	Due to the acquisition of the Company by Griffon as described in Note 17 the Company’s Senior Floating Rate Notes, Senior Subordinated Notes and Revolving Loan were defeased.

(b)	Total amount available is limited by the amount of eligible accounts receivable, inventory, machinery and equipment, and real estate less letters of credit outstanding.

(c)

The interest rate applicable to the loans under the Revolving Loan is either 1) the “Eurodollar Rate” or London Interbank Offered Rate (LIBOR) plus a margin of 1.75% to 2.75%, or 2) the “Base Rate” plus a margin of 0.50% to 1.50%. The Base Rate is calculated at the higher of 1) the prevailing Federal Funds rate plus 50 basis points or 2) the

ATT HOLDING CO. AND SUBSIDIARIES
NOTES TO CONSOLIDATED STATEMENTS—(Continued)

administrative agent’s prime interest rate plus an applicable rate determined by the Company’s consolidated leverage ratio as defined by the Amended and Restated Senior Secured Credit Agreement.

(d)	LIBOR represents the three month London Interbank Offered Rate which resets quarterly. LIBOR was .5% as of July 13, 2010. July 13, 2010 is the reset date for the October 15, 2010 interest payment.

(e)	Interest payments are in cash and paid in arrears.

(f)	The Senior Floating Rate Notes do not have a redemption premium. The Senior Subordinated Notes have a redemption price of 100% of principal on or after July 15, 2010.

Interest Rate Swaps

The Company’s Senior Floating Rate Notes have an interest rate of 3-month LIBOR plus 4%. The Company has entered into interest rate swaps that fix the variable rate portion of the interest rate as follows:

	Receive	Pay	Notional Amount	(a) Effective Interest Rate
January 15, 2010 through January 15, 2011	3-month LIBOR	1.90%	150,000	5.90%
January 18, 2011 through January 15, 2012	3-month LIBOR	2.50%	150,000	6.50%

(a)	Represents the effective interest rate on the respective portion of the Senior Floating Rate Notes including the contractual terms of the interest rate swap for the periods indicated.

7. Lease Arrangements

The Company leases certain distribution and production facilities, machinery, office equipment and vehicles under lease arrangements of varying terms. The most significant lease commitments involve distribution and production facilities with lease terms of up to 12 years.

September 30, 2010
Rental expense for operating leases	$9,250

Future minimum rental commitments under noncancelable operating leases as of September 30, 2010 are as follows:

2011	$10,121
2012	9,197
2013	8,368
2014	7,191
2015	7,088
Thereafter	27,395

Total minimum lease payments	$69,360

8. Pension and Other Postretirement Benefits

The Company has one noncontributory defined benefit plan (“Pension Plan”) covering substantially all of its United States employees. Also, the Company’s subsidiary in Ireland administers a defined benefit pension plan. The benefits under these plans are based

ATT HOLDING CO. AND SUBSIDIARIES
NOTES TO CONSOLIDATED STATEMENTS—(Continued)

primarily on years of credited service and compensation as defined under the respective plan provisions. The Company also sponsors three Supplemental Executive Retirement Plans (SERP), which are nonqualified, unfunded plans designed to provide certain senior executives defined pension benefits in excess of the limits defined under Sections 415 and 401(a)(17) of the Internal Revenue Code. The Company also provides healthcare and life insurance benefits for certain groups of retirees through several plans. The benefits are at fixed amounts per retiree and are partially contributory by the retiree.

The assets of the Ames True Temper, Inc. Pension Plan are invested and managed by a third party investment advisor, which acts as both trustee and administrator. The Ames True Temper Benefits Committee meets quarterly to review current investment policy and to monitor the third party investment advisor’s performance. The Company’s funding policy is to contribute amounts to the plans sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such amounts as the Company may determine to be appropriate from time to time. Also, the assets of the plan are invested in a manner consistent with the Fiduciary Standards of the Employee Retirement Income Security Act of 1974. Investment strategy is based on a rolling time horizon of three to five years. The investment objective is to achieve the highest possible return commensurate with the assumed level of risk. Based on key characteristics such as work force growth, plan maturity and assets vs. liabilities, a slightly conservative to normal risk portfolio asset mix structure has been adopted.

The Company’s target asset allocation and actual weighted average asset allocations by asset category are as follows:

	Target Allocations September 30, 2010	Actual Allocations September 30, 2010
Domestic equity securities	48%	52%
Fixed income securities	32%	33%
International equity securities	15%	16%
Real estate	5%	—

The Company’s pension plan assets required to be measured at fair value and a description of the fair value methodology used is as follows:

	(Level 1)	(Level 2)	(Level 3)	Total
Government and agency securities	$2,030	$2,780	$—	$4,810
Debt securities	—	15,255	—	15,255
Equity securities	60,807	4,023	—	64,830
Commingled funds	—	24,595	—	24,595

Total liabilities	$62,837	$46,653	$—	$109,490

Government and agency securities are classified as Level 1 when quoted prices are available in an active market. When quoted prices are not available, government and agency securities are classified as Level 2. The fair values of debt securities are based on a compilation of observable market information or a broker quote in a non-active market. Equity securities reflect the closing price reported on a major market where the individual securities are traded. And the fair values of commingled funds are determined using the Net Asset Value (“NAV”) provided by the administrator of the fund. The NAV is based on the value of the underlying assets owned by the trust/entity, minus its liabilities and then divided by the number of shares outstanding.

On April 11, 2008, the Company notified salaried and certain hourly associates that the Company was freezing benefit accruals under its Pension Plan and the SERP effective with

ATT HOLDING CO. AND SUBSIDIARIES
NOTES TO CONSOLIDATED STATEMENTS—(Continued)

the close of business on May 31, 2008. Participants under the Pension Plan accrued benefits through May 31, 2008 based on applicable years of benefit service and eligible compensation through that date. Service after May 31, 2008 count for vesting purposes and toward meeting the eligibility requirements for commencing a pension benefit under the Pension Plan, but do not count toward the calculation of the pension benefit amount. Compensation earned after May 31, 2008 similarly does not count toward the determination of the pension benefit amounts under the Pension Plan. In conjunction with the freezing of benefit accruals under the Pension Plan, the Company froze benefit accruals under the SERP effective with the close of business on May 31, 2008. On June 1, 2008, the Company provided certain participants in the Pension Plan and SERP with enhanced matching contributions under an existing 401(k) defined contribution pension plan (the “401(k) Plan”). The eligibility for and amount of enhanced matching contributions under the 401(k) Plan depend on an employee’s combined years of benefit accrual service and age under the Pension Plan projected through December 31, 2008. The change in the Pension Plan and SERP were accounted for as a curtailment and resulted in no curtailment gain or loss.

On November 10, 2009 the Company notified hourly associates at the Harrisburg, Pennsylvania facility that the Company was freezing benefit accruals associated with the location’s benefits (Harrisburg’s benefits) effective with the close of business on December 31, 2009. The change in Harrisburg’s benefits was accounted for as a curtailment and resulted in a curtailment loss of $261.

The Company’s 401(k) Plan covers substantially all of its eligible U.S. employees. The purpose of the plan is generally to provide additional financial security to employees during retirement. Participants in the 401(k) Plan may elect to contribute, on a pre-tax basis, a certain percent of their annual earnings with the Company matching a portion of these contributions. Expenses under the plan related to the Company’s matching contribution were $1,337 for the period ended September 30, 2010.

The Company’s Canadian subsidiary, Garant Inc., operates a group-registered retirement savings plan. The Company matches 50% of nonunion employee contributions, up to 3% of an employee’s base salary. The expenses related to the plan for the Company for the period ended September 30, 2010 were $106.

The following table contains the accumulated benefit obligation, a reconciliation of changes in the projected benefit obligation, fair value of plan assets and the funded status of the Company’s U.S. qualified defined benefit pension and non-qualified defined benefit pension plans and postretirement benefit plan with the amounts recognized in the Company’s consolidated balance sheet at September 30, 2010 as well as the accumulated benefit obligation and a reconciliation of changes in the projected benefit obligation, fair value of plan assets and the funded status of the Irish subsidiary’s defined benefit pension plan:

ATT HOLDING CO. AND SUBSIDIARIES
NOTES TO CONSOLIDATED STATEMENTS—(Continued)

	Pension Benefits		Postretirement Benefits
	U.S. Plan	Ireland Plan	September 30, 2010
	September 30, 2010	September 30, 2010
Accumulated benefit obligation	$159,187	$7,810	$1,640

Change in projected benefit obligation
Projected benefit obligation at beginning of period	$148,679	$7,656	$1,578
Service cost	—	117	2
Interest cost	7,936	385	84
Curtailment	—	—	—
Participants’ contributions	—	41	—
Assumption changes	—	—	—
Actuarial loss	11,224	1,342	100
Benefits paid	(8,652)	(671)	(124)
Effect of foreign currency	—	(492)	—

Projected benefit obligation at end of period	$159,187	$8,378	$1,640

Change in fair value of plan assets
Fair value of plan assets at beginning of period	$99,222	$6,713	$—
Actual return on plan assets	10,254	624	—
Employer contributions	2,269	125	124
Participants’ contributions	—	41	—
Benefits paid	(8,652)	(411)	(124)
Plan expenses	—	(260)	—
Effect of foreign currency	—	(435)	—

Fair value of plan assets at end of period	$103,093	$6,397	$—

Unfunded status	$(56,094)	$(1,981)	$(1,640)

Net amount recognized on consolidated balance sheet at period end
Current benefit liability (included in accrued expenses and other current liabilities)	$(34)	$—	$(102)
Noncurrent benefit liability (included in accrued retirement benefits)	(56,060)	(1,981)	(1,538)

Net amount recognized at period end	$(56,094)	$(1,981)	$(1,640)

Amounts recognized in accumulated other comprehensive loss (income) (pre-tax) at period end
Net loss (gain)	$57,763	$2,495	$(1,291)

Net amount recognized at period end	$57,763	$2,495	$(1,291)

Weighted average assumptions
Discount rate	4.88%	4.50%	4.88%
Rate of compensation increase	—	3.50%	—

ATT HOLDING CO. AND SUBSIDIARIES
NOTES TO CONSOLIDATED STATEMENTS—(Continued)

	Pension Benefits		Other Benefits
	U.S. Plan	Ireland Plan	September 30, 2010
	September 30, 2010	September 30, 2010
Other comprehensive loss (income)
Net loss	$7,404	$1,091	$215
Amortization loss	—	(44)	—

Total	$7,404	$1,047	$215

The amounts in accumulated other comprehensive income expected to be recognized as components of net periodic benefit cost over the next period are shown below:

	U.S.		Ireland
	Pension Benefits	Other Benefits	Pension Benefits
Amortization of net loss (gain)	$3,697	$(115)	$44

Amounts recognized in the statements of operations related to the U.S. plan consist of:

	Pension Benefits	Other Benefits
	September 30, 2010	September 30, 2010
Service cost	$—	$3
Interest cost	7,936	84
Amortization of net loss (gain)	2,853	(115)
Expected return on plan assets	(9,288)	—

Net periodic benefit (credit) cost	$1,501	$(28)

Weighted average assumptions:
Discount rate	5.50%	5.50%
Expected return on plan assets	8.00%	—

Amounts recognized in the statements of operations related to the Irish plan consist of:

September 30, 2010
Service cost	$117
Interest cost	385
Expected return on plan assets	(369)
Amortization of net loss	44

Net periodic benefit cost	$177

Weighted average assumptions:
Discount rate	5.50%
Rate of compensation increase	3.75%
Expected return on plan assets	5.80%

The tables above set forth the historical components of net periodic pension cost and a reconciliation of the funded status of the pension and other postretirement benefit plans for the employees associated with the Company and are not necessarily indicative of the amounts to be recognized by the Company on a prospective basis.

The expected return on assets represents the Company’s estimate of the long-term future return on plan assets based upon the mix of plan investments and historical return experience.

The Company anticipates making contributions of $5,575 to the U.S. defined benefit pension plans, $102 to its postretirement plan and $417 to the Irish pension plan during the fiscal year beginning on October 1, 2010.

ATT HOLDING CO. AND SUBSIDIARIES
NOTES TO CONSOLIDATED STATEMENTS—(Continued)

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid to participants in the U.S. pension and retiree plans and the Irish pension plan:

	U.S.		Ireland
	Pension Benefits	Other Benefits	Pension Benefits
2011	$8,831	$102	$362
2012	8,902	102	385
2013	9,063	102	380
2014	9,161	103	391
2015	9,287	103	402
Five year period beginning thereafter	49,192	518	1,956

9. Stockholder’s Equity

CHATT Holdings Inc. owns 726,556 shares of Class A Common Stock, 124,859 warrants to purchase shares of Class A Common Stock, 267,448 shares of Class B Common Stock and 62,495 shares of Series A Preferred Stock, which constituted all of the outstanding securities of the Company. There were no changes to the legal composition of these equity securities.

Series A Preferred Stock

The Company is authorized to issue 100,000 shares of Series A Preferred Stock at a par value of $0.0001. There were 62,495 shares issued and outstanding as of September 30, 2010. Dividends on each share of the Series A Preferred Stock were accrued on a daily basis at the rate of 10% per annum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon from and including the date of issuance of such share to and including the first to occur of (i) the date on which the Liquidation Value of such share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation of the Company or the redemption of such share by the Company or (ii) the date on which such share is otherwise acquired by the Company. The Company had $54,051 accumulated, unrecorded and unpaid dividends as of September 30, 2010.

Upon any liquidation, dissolution or winding up of the Company, each holder of Series A Preferred Stock shall be entitled to be paid, before any distribution or payment is made upon any junior securities, an amount in cash equal to the aggregate Liquidation Value of all shares held by such holder plus all accrued and unpaid dividends thereon, and the holders of Series A Preferred Stock shall not be entitled to any further payment. The aggregate Liquidation Preference was $62,495 as of September 30, 2010 which excludes any accumulated dividends. The Series A Preferred Stock has no voting rights.

Class A and B Common Stock

The Company is authorized to issue 1,600,000 shares of Class A Common Stock at a par value of $0.0001. There were 726,556 shares issued and outstanding as of September 30, 2010. The Company is authorized to issue 300,000 shares of Class B Common Stock at a par value of $0.0001.

Class A Common Stock and Class B Common Stock shall be entitled to one vote for each share. With respect to the election of the Board of Directors, the holders of shares of Class B Common Stock shall have that number of votes equal to the lesser of (i) the number of shares outstanding or (ii) 29.99% of the voting power of the Company. With respect to the election of the Board of Directors, the holders of shares of Common Stock excluding Class B

ATT HOLDING CO. AND SUBSIDIARIES
NOTES TO CONSOLIDATED STATEMENTS—(Continued)

Common Stock shall have the number of votes equal to the greater of (i) the number of shares outstanding or (ii) 70.01% of the voting power of the Company.

10. Segment Information

The Company has three operating segments, comprised of the United States, Canada and Other. All of the Company’s revenues represent sales of similar products. All intercompany amounts are eliminated in the eliminations column. Segment information for the fiscal years ended September 30, 2010 representing the reportable segments currently utilized by the chief operating decision makers was as follows:

	Period Ended
	September 30, 2010
	United States	Canada	Australia	Other	Eliminations	Consolidated
Net sales	$345,546	$74,865	$2,875	$4,631	$—	$427,917
Intersegment sales	9,133	12,815	—	—	(21,948)	—
Operating income (loss)	31,140	15,573	(478)	(1,619)	—	44,616
Interest expense						26,592
Other expense						662

Income before income taxes						$17,362

Depreciation and amortization	11,999	2,006	183	201	—	14,389
Intangible impairment charges	300	—	—	—		300
Cash paid for property, plant and equipment	6,168	967	—	—		7,135

Segment assets as of September 30, 2010 are as follows:

United States	$273,509
Canada	61,153
Australia	15,596
Other	5,622

Total	$355,880

Long-lived assets as of September 30, 2010 are as follows:

United States	$28,503
Canada	8,537
Australia	951
Europe	1,713

Total	$39,704

11. Other Expense

Other expense consists of the following:

Period ended September 30, 2010
Unrealized loss	$144
Realized loss	518

Total	$662

ATT HOLDING CO. AND SUBSIDIARIES
NOTES TO CONSOLIDATED STATEMENTS—(Continued)

12. Related Party Transactions

The Company is party to a management agreement with Castle Harlan, Inc., an affiliate of the shareholder, under which Castle Harlan, Inc. provides business and organizational strategy, financial and investment management, advisory, merchant and investment banking services to the Company. The Company recorded expenses of $3,284 for the period ended September 30, 2010 related to the annual management fee plus expenses which are included in selling, general and administrative expenses in the accompanying consolidated statement of operations. The management fees are payable quarterly in advance in accordance with the management agreement. The amount payable to Castle Harlan, Inc. as of September 30, 2010 was $1 which is included in trade payables in the accompanying consolidated balance sheet.

13. Fair Value of Financial Instruments

The Company’s financial assets and liabilities required to be measured at fair value on a recurring basis are as follows:

	September 30, 2010
	(Level 1)	(Level 2)	(Level 3)	Total
Interest rate swaps	$—	$3,845	$—	$3,845

Total liabilities	$—	$3,845	$—	$3,845

Non-Financial Assets and Liabilities that are Measured at Fair Value on a Nonrecurring Basis

Non-financial assets and liabilities primarily include goodwill, indefinite-lived intangible assets and long-lived assets measured at fair value for impairment assessments and non-financial assets and liabilities measured at fair value in business combinations.

During the period ended September 30, 2010, the Company reduced its forecast for Dynamic Design branded sales due to a shift in branding strategies by certain customers whereby the mix of sales was less heavily weighted with Dynamic Design branded product. This led the Company to conclude an interim impairment assessment should be performed. The Company concluded the reduction in forecasted branded sales led to a reduction in Dynamic Design’s trade name fair value. As a result, the Company recorded an impairment charge in the amount of $300 within the U.S. segment. The impairment is included in impairment charges in the accompanying condensed consolidated statement of operations. The fair value of the Dynamic Design trade name as of September 30, 2010 is as follows:

	(Level 1)	(Level 2)	(Level 3)	Total
Dynamic Design trade name	$—	$—	$2,700	$2,700

Total	$—	$—	$2,700	$2,700

14. Derivative Instruments and Hedging Activities

Fair values of derivative instruments as of September 30, 2010 are as follows:

September 30, 2010
Description of Derivative	Qualifies for Hedge Designation	Asset Derivatives			Liability Derivatives
		Fair Value	Balance Sheet Location	Pretax Gain Recognized in OCI	Fair Value	Balance Sheet Location		Pretax Loss Recognized in OCI
Interest rate swaps	Yes	—	—	—	$741	(a	)	$741
Interest rate swaps	Yes	—	—	—	3,104	(b	)	3,104

(a)	The interest rate swap is included in Accrued expenses and other current liabilities.

(b)	The interest rate swap is included in Other liabilities.

ATT HOLDING CO. AND SUBSIDIARIES
NOTES TO CONSOLIDATED STATEMENTS—(Continued)

The effect of derivative instruments on the accompanying consolidated statement of operations for the period ended September 30, 2010 is as follows:

September 30, 2010
Description of Derivative	Qualifies for Hedge Designation	Location of pretax gain or (loss) reclassed from AOCI into earnings	Amount of pretax gain or (loss) reclassed from AOCI into earnings		Location of pretax gain or (loss) recognized in earnings		Amount of pretax gain or (loss) recognized in earnings
Foreign currency forward contracts	No	—		$—		Other expense		$(561)
Interest rate swaps	Yes	Interest	expense		(2,556)		—		—

Due to the termination of the interest rate swaps, the Company does not expect any net pretax losses recognized in accumulated other comprehensive income as of September 30, 2010 to be reclassified into earnings within the next twelve months.

15. Commitments and Contingencies

During December 2004, a customer of the Company was named in litigation that involved UnionTools products. The complaint asserted causes of action against the defendant for improper advertisement to the end consumer. The allegation suggests that advertisements led the consumer to believe that the hand tools sold were manufactured within boundaries of the United States. The allegation asserts cause of action against the customer for common law fraud. In the event that an adverse judgment is rendered against the customer, there is a possibility that the customer would seek legal recourse against the Company for an unspecified amount in contributory damages. Presently, the Company cannot estimate the amount of loss, if any, if the customer were to seek legal recourse against the Company.

From approximately 1993 through 1999, the Company manufactured and sold 647,000 wheelbarrows with poly wheel hubs. Various claims were submitted, and lawsuits filed, to recover for injuries sustained while inflating tires on these wheelbarrows. In 2002, the Company participated in a voluntary “fast track” recall of these wheelbarrows with the Consumer Product Safety Commission (“CPSC”). The Company again voluntarily recalled these wheelbarrows in June 2004 in cooperation with the CPSC. However, less than 1% of the total products sold were returned, leaving an unknown number in service. To date, the Company has responded to 34 claims involving this product. All known claims have been resolved. Although the Company believes it has sufficient insurance coverage in place to cover these claims, a successful claim may exceed the limits of the Company’s coverage.

During fiscal 2009, an underground fuel tank with surrounding soil contamination was discovered at the Frankfort, NY site which is the result of historical facility operations prior to the Company’s ownership. The Company is actively working with the New York Department of Environmental Conservation and the New York State Department of Health to define remediation requirements. Due to changes in administrative proceedings the date the Company believes remediation will be completed has changed to December 2011 from December 2010. The change in the environmental liability for the Frankfort, NY site is as follows:

Balance as of October 3, 2009	$2,541
Adjustments to estimates	—
Payments	1,931

Balance as of September 30, 2010	$610

The Company is involved in lawsuits and claims, including certain environmental matters, arising out of the normal course of its business. In the opinion of management, the

ATT HOLDING CO. AND SUBSIDIARIES
NOTES TO CONSOLIDATED STATEMENTS—(Continued)

ultimate amount of liability, if any, under pending litigation will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

16. Other

The Company applied for relief under the U. S. Continued Dumping and Subsidy Offset Act of 2000, or “Byrd Amendment,” as a result of foreign manufacturers selling certain tools at unfair prices within the U.S. market. During December 2009 the Company received a distribution of tariffs collected in the amount of $3,259. The amount was recorded within selling, general and administrative expenses in the accompanying consolidated statement of operations.

17. Subsequent Events

The Company has evaluated subsequent events and has determined that except as set forth below, there are no subsequent events that require disclosure.

On September 30, 2010, the Company was acquired by Griffon. Griffon purchased all the outstanding stock of the Company on a cash and debt-free basis, for $542 million in cash, subject to certain adjustments. As a result of the acquisition, the Company’s Senior Floating Rate Notes, Senior Subordinated Notes and Revolving Loan were defeased and the related debt issuance costs of $2,820 were written off.

Griffon is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon overseas the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon conducts its operations through three businesses: Telephonics Corporation, Home and Building Products and Clopay Plastic Products Company.